Exhibit 10.16
AGREEMENT
     This Agreement is made as of this 31st day of October, 2006 by and between Phoenix Cement Company, an enterprise of the Salt River Pima-Maricopa Indian Community (d/b/a Salt River Materials Group), hereinafter referred to as “Salt River Materials Group,” and Ready Mix Inc., a Nevada corporation, hereinafter referred to as “Ready Mix Inc.”
WITNESSETH:
     WHEREAS, Salt River Materials Group owns certain real property located in the general vicinity of 67th Avenue & Southern Avenue, Maricopa County, Arizona, and depicted and legally described on Exhibit A attached hereto and incorporated herein by this reference (the property described on Exhibit A is hereinafter referred to as the “Salt River Materials Group Property”); and
     WHEREAS, Salt River Materials Group has the right to extract sand and rock (hereinafter referred to collectively as “materials”) from the Salt River Materials Group Property and is willing to permit the use of the Salt River Materials Group Property by a third party in connection with the processing of such materials; and
     WHEREAS, Ready Mix Inc. desires to utilize that portion of the Salt River Materials Group Property depicted and legally described on Exhibit B attached hereto and incorporated herein by this reference (the “Ready Mix Inc. site”) and to purchase sand and rock from Salt River Materials Group, all for the purpose of producing and selling Portland Cement Concrete and ready-mix products.

          NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, Salt River Materials Group and Ready Mix Inc. do hereby covenant and agree as follows:
     1. Term: Unless sooner terminated as otherwise provided herein, the term of this Agreement shall be for a period of ten (10) years, commencing on November 1, 2006 and ending on October 31, 2016 (the “Initial Term”). Upon the expiration of the Initial Term, the parties may, if both parties desire, extend the term of this Agreement for such period of time and upon such terms and conditions as are mutually acceptable to the parties and agreed to by the parties in writing. The Initial Term and any agreed upon extension following the Initial Term are referred to as the “Term.”
     2. Use by Ready Mix Inc.:
          A. During the Term of this Agreement, Ready Mix Inc. shall have the exclusive right to use the Ready Mix Inc. site for the limited purpose of operating a business for the production and sale of Portland Cement Concrete and the sale of ready-mix products and performing those acts which are ancillary to the operation of such a business, including, without limitation, the processing, manufacture, storage, and sale of such products and the disposal of any waste materials generated as a result thereof. Subject to the terms of this Agreement and Ready Mix Inc.’s compliance with all applicable laws, ordinances and regulations, Ready Mix Inc. may locate such items of equipment and machinery and any structures and fixtures on the Ready Mix Inc. site as it deems necessary for the operation of its business, and any such items, fixtures and structures shall remain the property of Ready Mix Inc., subject to removal at Ready Mix Inc.’s will during the Term of this Agreement and for a period of one hundred twenty (120) days thereafter. Following the conclusion of such one hundred twenty (120) day period, any buildings, improvements or equipment on the Ready Mix Inc. site shall be and remain the property of Salt River Materials Group. Upon Salt River Materials Group’s request, Ready Mix Inc. shall, at no expense to Salt River Materials Group, duly execute and deliver a recordable quitclaim deed and bill of sale conveying and transferring to Salt River Materials Group all of Ready Mix Inc.’s estate, right, title, interest and claim in and to the remaining buildings, improvements or equipment. Ready Mix Inc. shall not use the Ready Mix Inc. site for any purpose not related or ancillary to the operation of the business for the production and sale of Portland Cement Concrete and the sale of ready-mix products, without the prior written consent of Salt River Materials Group, which consent may be granted or withheld in Salt River Materials Group’s sole discretion.
          B. In addition to the right to use the Ready Mix Inc. site as set forth above, Ready Mix Inc. shall have the right to use other portions of the Salt River Materials Group Property, as depicted on “Site Maps” on Exhibit C for purposes related to its business operations on the Ready Mix Inc. site, as follows:
          (i) Ready Mix Inc., its employees, agents, invitees and customers shall have the right to use a portion of the Salt River Materials Group Property to be designated by Salt River Materials Group from time to time for access to and from the Ready Mix Inc. site necessary for Ready Mix Inc.’s operations. If Salt River Materials Group proposes to materially change the location of Ready Mix Inc.’s access to the Ready Mix Inc. site, Salt River Materials Group shall notify Ready Mix Inc. of the proposed change for Ready Mix Inc.’s approval. Ready Mix Inc. shall provide Salt River Materials Group written notice of its approval or disapproval of such proposed change within ten (10) business days following Salt River Material Group’s notice of such proposed change. Failure by Ready Mix Inc. to respond in writing to Salt River Materials Group proposed change within such time period shall be deemed approval of the proposed change. Ready Mix Inc. shall not unreasonably withhold approval of a proposed change in the location of Ready Mix Inc.’s access as long as the proposed change in access does not significantly increase the length of travel or significantly reduce the convenience to Ready Mix Inc. of the access route originally designated by the parties. Ready Mix Inc. also shall have the right to use a portion of the Salt River Materials Group Property to be designated by mutual written agreement of Salt River Materials Group and Ready Mix Inc. for placement of utilities necessary for Ready Mix Inc.’s operations at the Ready Mix Inc. site.
          (ii) Ready Mix Inc. shall have the right to use a portion of the pit area located on the Salt River Materials Group Property to dispose of any waste concrete and other materials reasonably resulting from the operation of its business on the Ready Mix Inc. site; provided that Salt River Materials Group shall from time to time designate and direct the method of disposal and the particular area or areas to be used for such purpose; and provided further that Ready Mix Inc. shall conduct any such disposal in accordance with all applicable laws, ordinances and regulations and shall be responsible, at its sole cost, for obtaining any required licenses and permits.
          3. Washed Sand and Rock:
          A. Salt River Materials Group shall use its commercially reasonable efforts to supply to Ready Mix Inc. washed fine and course aggregate, in quantities and quality required by Ready Mix Inc. for its production of Portland Cement Concrete and sale of ready-mix products at the Ready Mix Inc. site only. The fine aggregate supplied by Salt River Materials Group shall meet the ASTM C-33 specification for fine aggregates, and Salt River Materials Group shall use commercially reasonable efforts to maintain the average values of daily tests performed within the FM range of 2.60 and 3.00 with minimum SE values of 75. SE tests will be performed in accordance with ASTM D 2419-95 (utilizing sample prep procedure A). Coarse aggregate supplied by Salt River Materials Group shall meet the ASTM C-33 specification for #8 & #57 coarse aggregate. Except as otherwise provided in Section 4 and Section 11 of this Agreement, Ready Mix Inc. will only use washed fine and course aggregate at the Ready Mix Inc. site that are supplied by Salt River Materials Group.
          B. Salt River Materials Group shall use its commercially reasonable efforts to maintain a reasonable stockpile of washed fine and coarse aggregate to supply Ready Mix Inc.’s requirements for production of Portland Cement Concrete and sale of ready-mix products at the Ready Mix Inc. site, and Ready Mix Inc. shall keep Salt River Materials Group generally informed of such requirements with monthly forecasts of material usage by type and quantity. On or before the fifteenth (15th) day of each month during the Term of this Agreement, Ready Mix Inc. will furnish to Salt River Materials Group revised written estimates of the quantities of washed fine and coarse aggregate Ready Mix Inc. forecasts that Ready Mix Inc. will order during each month of the succeeding three (3) month period. Additionally, on or before the fifteenth (15) day of January of each year of this agreement Ready Mix Inc. will furnish to Salt River Materials Group revised written estimates of the quantities of washed fine and coarse aggregate Ready Mix Inc. forecasts that Ready Mix Inc. will order during the succeeding calendar year. Such forecasts are not binding commitments, but are for the purpose of enabling Salt River Materials Group to more effectively schedule the use of its facilities.
          C. Nothing contained in this Agreement shall be interpreted to prevent, restrict or otherwise limit Salt River Materials Group from making unlimited sales of the fine and coarse aggregate it produces to third parties or to allow the use of the Salt River Materials Group Property, other than the Ready Mix Inc. site, for any purpose.

          4. Imported Sand and Rock:
          A. If Salt River Materials Group is unable to supply Ready Mix Inc. with all its requirements for fine and coarse aggregate meeting the specifications set forth in this Agreement in connection with Ready Mix Inc.’s operation on the Ready Mix Inc. site, Ready Mix Inc. may, at its option and as its sole and exclusive remedy, import additional fine and coarse aggregate from other locations for use in the production and sale of Portland Cement Concrete and the sale of ready-mix products at the Ready Mix Inc. site in accordance with this Section 4. Any such imported fine and coarse aggregate shall be purchased by Ready Mix Inc. in the open market, on commercially reasonable terms and in arms length transactions.
          B. Ready Mix Inc. shall notify Salt River Materials Group, in writing, at least three (3) business days before importing any fine or coarse aggregate for use at the Ready Mix Inc. site. The written notice shall describe the type and amount of material that Ready Mix Inc. intends to import. If Salt River Materials Group cannot supply the material specified in the notice within three (3) business days after receipt of the written notice, Ready Mix Inc. may obtain the materials described in the notice for use at the Ready Mix Inc. site.
          C. Salt River Materials Group shall pay Ready Mix Inc. an amount equal to fifty percent (50%) of the amount by which Ready Mix Inc.’s cost for the material imported in accordance with this Section 4 exceeded the amount that Ready Mix Inc. would have paid Salt River Materials Group for the same type of material under this Agreement. Ready Mix Inc. shall submit an invoice and documentation showing the type, amount and cost of the imported material and the amount due under this Section 4 to Salt River Materials Group. Salt River Materials Group shall pay Ready Mix Inc. the amount due under this Section 4.C within thirty (30) days after receipt of an invoice under this Section 4.C. In no case shall the tonnage per day of material used to calculate Salt River Materials Group’s obligation for reimbursement in accordance with this Section 4.C be greater than the average daily tonnage of the type of material supplied by Salt River Materials Group during the three month period immediately preceding the importation of such material, or life of this Agreement, if shorter.
          D. Except as otherwise provided in this Section 4, Ready Mix Inc. shall obtain all fine and coarse aggregate used for production of Portland Cement Concrete and ready-mix products on the Ready Mix Inc. site from Salt River Materials Group. Ready Mix Inc. shall cease the importation of any fine and coarse aggregate to the Ready Mix Inc. site permitted under this Section 4 following written notice from Salt River Materials Group that Salt River Materials Group is again capable of supplying such materials to Ready Mix Inc.
          5. Portland Cement:
          A. Salt River Materials Group agrees that Ready Mix Inc. may purchase portland cement for use at the Ready Mix Inc. site from any source of its choice. However, at any time during the Term of this Agreement, Salt River Materials Group may require Ready Mix Inc. to purchase all or any percentage specified by Salt River Materials Group (a “Specified Percentage”) of the portland cement for its use at the Ready Mix Inc. site from Salt River Materials Group for the remainder of the Term of this Agreement. Salt River Materials Group agrees that, should it elect to implement this requirement, it shall do so in writing and give Ready Mix Inc. up to sixty (60) days from receipt of notice to fully enact all purchasing changes, if necessary, and will agree to sell Ready Mix Inc. sufficient portland cement, meeting the applicable standards of ASTM C150 Types I and II, to reasonably meet the Specified Percentage of portland cement for use at the Ready Mix Inc. site for the remainder of the Term of this Agreement. The price for such portland cement supplied by Salt River Materials Group shall be determined by Salt River Materials Group from time to time, but shall be a market competitive price, not to exceed the lowest price charged by Salt River Materials Group within the preceding thirty (30) day period for similar quantities of portland cement to any other ready mix customer for such customer’s use at a site in Maricopa County Arizona.
          B. If Salt River Materials Group is unable to supply Ready Mix Inc. with the Specified Percentage of portland cement meeting the specifications set forth in this Agreement in connection with Ready Mix Inc.’s operation on the Ready Mix Inc. site, Ready Mix Inc. may, at its option and as its sole and exclusive remedy, import additional portland cement from other locations for use in the production and sale of portland cement concrete and the sale of ready-mix products at the Ready Mix Inc. site in accordance with this Section 5.
          C. Ready Mix Inc. shall notify Salt River Materials Group, in writing, at least ten (10) business days before importing any portland cement for use at the Ready Mix Inc. site. The written notice shall describe the amount of portland cement that Ready Mix Inc. intends to import. If Salt River Materials Group cannot supply the portland cement specified in the notice within ten (10) business days after receipt of the written notice, Ready Mix Inc. may obtain the portland cement described in the notice for use at the Ready Mix Inc. site. Ready Mix Inc. shall cease the importation of any portland cement to the Ready Mix Inc. site permitted under Section 5(B) following written notice from Salt River Materials Group that Salt River Materials Group is again capable of supplying such portland cement to Ready Mix Inc.
          6. Fly Ash:
          A. Salt River Materials Group agrees that Ready Mix Inc. may purchase fly ash for use at the Ready Mix Inc. site from any source of its choice. However, at any time during the Term of this Agreement, Salt River Materials Group may require Ready Mix Inc. to purchase a Specified Percentage of fly ash for its use at the Ready Mix Inc. site from Salt River Materials Group for the remainder of the Term of this Agreement. Salt River Materials Group agrees that, should it elect to implement this requirement, it shall do so in writing and give Ready Mix Inc. up to ninety (90) days from receipt of notice to fully enact all purchasing changes, if necessary, and will agree to sell Ready Mix Inc. sufficient fly ash, meeting the applicable standards of ASTM C618 for Class F or C pozzolans, to reasonably meet the Specified Percentage of fly ash for use at the Ready Mix Inc. site for the remainder of the Term of this Agreement. The price for such fly ash supplied by Salt River Materials Group shall be determined by Salt River Materials Group from time to time, but shall be a market competitive price, not to exceed the lowest price charged by Salt River Materials Group within the preceding thirty (30) day period for similar quantities of fly ash to any other ready mix customer for such customer’s use at a site in Maricopa County Arizona.
          B. If Salt River Materials Group is unable to supply Ready Mix Inc. with the Specified Percentage of fly ash meeting the specifications set forth in this Agreement in connection with Ready Mix Inc.’s operation on the Ready Mix Inc. site, Ready Mix Inc. may, at its option and as its sole and exclusive remedy, import additional fly ash from other locations for use in the production and sale of Portland Cement Concrete and the sale of ready-mix products at the Ready Mix Inc. site in accordance with this Section 6.
          C. Ready Mix Inc. shall notify Salt River Materials Group, in writing, at least ten (10) business days before importing any fly ash for use at the Ready Mix Inc. site. The written notice shall describe the amount of fly that Ready Mix Inc. intends to import. If Salt River Materials Group cannot supply the fly ash specified in the notice within ten (10) business days after receipt of the written notice, Ready Mix Inc. may obtain the fly ash described in the notice for use at the Ready Mix Inc. site. Ready Mix Inc. shall cease the importation of any fly ash to the Ready Mix Inc. site permitted under Section 6(B) following written notice from Salt River Materials Group that Salt River Materials Group is again capable of supplying such fly ash to Ready Mix Inc.
     7. Other Cementitious Materials: Ready Mix Inc. agrees that it will not utilize cementitious and/or pozzolanic materials other than portland cement and fly ash, whether procured from Salt River Materials Group or other parties, for any use at the Ready Mix Inc. site without prior written consent from Salt River Materials Group. This restriction is not intended to prevent the use of specialty materials at the Ready Mix Inc. site, including, but not limited to, silica fume, and Salt River Materials Group shall not unreasonably withhold its consent where the use of such specialty materials is required by specification for specific projects which Ready Mix Inc. intends to supply.
     8. Payment Terms:
          A. Ready Mix Inc. agrees to pay Salt River Materials Group (i) an initial price of $7.90 per ton fine aggregate, (ii) an initial price of $8.90 per ton of #8 coarse aggregate, and (iii) an initial price of $7.90 per ton of #57 coarse aggregate, payable in accordance with Subsection 8.C below. Said prices shall each be adjusted each year in accordance with Subsection 8.B below. These prices include loading of the material into Ready Mix Inc.’s bins by Salt River Materials Group.
          B.
          (i) Commencing on the first anniversary of the date of this Agreement and on each anniversary thereafter, the prices for fine and coarse aggregate materials listed in Subsection 8.A hereof shall be automatically adjusted for the next succeeding year based on the following formula:
          IP x (PPIE/PPIB) = Adjusted Price

Where: IP	=	The initial price as listed in Subsection 8.A hereof.

PPIE	=	Producer Price Index – Table 6 Commodity Code 1321, construction sand, gravel and crushed stone, as published by the U.S. Department of Labor, Bureau of Labor Statistics, for January in the year just ending,

PPIB	=	Producer Price Index – Table 6 Commodity Code 1321, construction sand, gravel and crushed stone, as published By The U.S. Department of Labor, Bureau of Labor Statistics, for January, 2006,
provided, however, that in the event that the quotient of said ratio (PPIE/PPIB) in any given year is less than 1.00, then in such event, 1.00 shall be substituted for such ratio and utilized in the formula for calculating the adjusted prices to be paid by Ready Mix Inc. (i.e., the Adjusted Price shall never be less than the initial price set forth in Subsection 8.A hereof).
          The Producer Price Index Table 6 Commodity Code is currently indexed to the base year 1982. In the event of a change in base years during this Agreement, the Producer Price Index numbers used in the calculation shall also be adjusted for relativity with one another with respect to the new base year, if necessary, to proportionately adjust the price for the relative percentage change in the index. In the event the Producer Price Index shall cease to be published, then Salt River Materials Group and Ready Mix Inc. shall agree upon another index to be substituted therefore, and, if they are unable to agree upon a substitute index within a reasonable time, such matter shall be determined by arbitration in accordance with this Agreement.
          (ii) At any time following the fourth anniversary of the date of this Agreement, Salt River Materials Group shall have a one-time option (the “Re-set Option”) to reset the prices for the fine and coarse aggregate materials listed in Subsection 8.A. Salt River Materials Group shall exercise the Re-Set Option by delivering written notice to Ready Mix Inc. Upon exercise of the Re-set Option, the new prices (the “Re-set Prices”) for such fine and coarse aggregate materials shall be determined by Salt River Materials Group but shall be market competitive prices, not to exceed the lowest price charged by Salt River Materials Group within the thirty (30) day period preceding the date that Salt River Materials Group gives notice of its exercise of the Re-set Option for similar quantities of such fine and coarse aggregate materials to any other ready mix customer for such customer’s use at a site in Maricopa County Arizona. If Salt River Materials Group exercises the Re-set Option, then the Re-set Prices shall apply until the next anniversary date of this Agreement. Commencing on the anniversary date of this Agreement following the exercise of the Re-set Option, the Re-set Prices for such fine and coarse aggregate materials shall be automatically adjusted for the next succeeding year using the adjustment mechanism set forth in Section 8.B(i); provided, however, that the IP shall be Re-set Price initially established by this Section8.B(ii) and the PPIE shall be determined using the year in which Salt River Materials Group exercises the Re-set Option.
          C. Salt River Materials Group shall be entitled to payment for fine and coarse aggregate and any other materials supplied to Ready Mix Inc. pursuant to this Agreement at such time as the materials are used by Ready Mix Inc. in the production of concrete including drum cleanout or, if not used to produce concrete, at such time as Ready Mix Inc. removes the materials from the Salt River Materials Group Property. Payments from Ready Mix Inc. to Salt River Materials Group shall be made monthly, on or before the fifteenth (15th) day of each month following the month in which the materials were used in production or removed from the Ready Mix Inc. site. In the event that such payment is not made within ten (10) days after it is due, Ready Mix Inc. agrees to pay Salt River Materials Group interest on late payments at an annual rate equal to the Prime Rate published in the Wall Street Journal on the date a particular payment is due, plus 1%.

          D. (i) Ready Mix Inc. agrees that for each consecutive twelve month period during the Term of this Agreement (commencing on November 1, 2007) the total of the twelve monthly payments due and paid by Ready Mix Inc. shall not be less than an amount (the “Annual Minimum Payment”) calculated on the basis of the minimum annual combined sales of 300,000 tons of fine aggregate and #57 coarse aggregate and the price of such fine aggregate and #57 coarse aggregate during such twelve month period pursuant to Subsection 8.B. Payments made by Ready Mix Inc., if any, for cement or fly ash shall not be included in determining the Annual Minimum Payment. Beginning on November 1, 2008 and on each anniversary of such date during the remainder of the Term, the amount of the Annual Minimum Payment shall be adjusted automatically based on the minimum annual combined sales of 300,000 tons of fine aggregate and #57 coarse aggregate and the Adjusted Price for fine aggregate and #57 coarse aggregate determined in accordance with Subsection 8.B hereof, but never below the Annual Minimum Payment for 2007.
          (ii) If the total of the twelve monthly payments, for each consecutive twelve month (12) period, due and paid by Ready Mix Inc. in a given twelve consecutive month period does not equal or exceed the Annual Minimum Payment for that twelve month period, Ready Mix Inc. shall within 15 days following the end of such twelve month period pay Salt River Materials Group an amount equal to the difference between the Annual Minimum Payment for that twelve month period and the total of the twelve monthly payments paid by Ready Mix Inc. in that twelve month period.
          (iii) If during any twelve month period Salt River Materials Group is unable to furnish, within a reasonable time after receiving an order from Ready Mix Inc., sufficient quantities of fine aggregate and #57 coarse aggregate to meet Ready Mix Inc.’s order, the annual minimum volume of 300,000 tons used to calculate the Annual Minimum Payment for such twelve month period pursuant to Subsection 8.D(i) will be reduced by an amount equal to the total tonnage of fine aggregate and #57 coarse aggregate that Salt River Materials Group is unable to supply.
       9. Measurement: Measurement of materials used by Ready Mix Inc. for payment purposes pursuant to Section 8 hereof shall be made by Ready Mix Inc. For materials used in the production of Portland Cement Concrete, measurements shall be based upon the quantities of fine and coarse aggregate as shown on Ready Mix Inc.’s computer printouts for the plant located on the Ready Mix Inc. site; provided, however, that if Ready Mix Inc. utilizes imported sand or rock pursuant to Section 4 or Section 11 hereof, then the fine and coarse aggregate quantities to be paid for by Ready Mix Inc. shall be the total fine and coarse aggregate quantities shown on such printouts reduced by the total quantity of imported fine and coarse aggregate documented by certified truck-scaled tickets and batched by Ready Mix Inc. during the applicable monthly period. Salt River Materials Group may implement reasonable monitoring procedures to insure proper measurement of the imported fine and coarse aggregate, provided that any such procedures shall be at no cost or expense to Ready Mix Inc. Upon request, Ready Mix Inc. shall supply Salt River Materials Group with quantity usages each day for the previous day. For fine and coarse aggregate not used in the production of concrete on the Ready Mix Inc. site, measurements shall be based on the quantities of fine and coarse aggregate removed from the Salt River Materials Group Property as shown on Salt River Materials Group’s truck scales.
          Upon written request, Salt River Materials Group shall have the right to audit Ready Mix Inc.’s books and records for the purpose of quantity verification and shall otherwise be allowed to verify the quantities of material being utilized pursuant to this Agreement, including, but not limited to, checking the calibration of Ready Mix Inc.’s computer equipment to verify its accuracy. Ready Mix Inc. shall make its books and batch records available to Salt River Materials Group within two (2) business days after written request is made. Such request shall be limited to the records and books verifying quantities of Portland Cement Concrete or other materials shipped from the Salt River Materials Group Property and materials used in the production of that Portland Cement Concrete or other materials produced at the Salt River Materials Group Property.
          10. Taxes:
          A. Each party shall pay personal property taxes assessed on any personal property owned or leased by that party, regardless of who is using the equipment. Each party shall pay real property taxes assessed on property owned by that party, regardless of who is using or occupying the real property.
          B. Ready Mix Inc. agrees that it is responsible to pay Salt River Materials Group any and all transaction privilege or mining taxes legally owed as a result of sales of material from Salt River Materials Group to Ready Mix Inc. Salt River Materials Group is responsible to remit those taxes per current law. Ready Mix Inc. agrees to be responsible for collecting and remitting all transaction privilege or mining taxes legally incurred as a result of the sale of material purchased by Ready Mix Inc. from Salt River Materials Group and/or sold by Ready Mix Inc. to another party.
          C. Any and all other privilege tax (or any other tax), fees, permits, licenses, assessments, or similar items incurred and legally due with respect to any real or personal property will be the responsibility of the party owning the personal or real property on which the obligation is imposed by law, in accordance with Subsection A of this Section.

          D. Any new taxes or fees enacted subsequent to this Agreement with respect to any real or personal property shall be the responsibility of the party who owns or leases the personal or real property, consistent with Subsection A of this Section.
          E. Any new taxes resulting from the sale of materials will be the responsibility of the party who would be responsible for the tax pursuant to Subsection B of this Section.
     11. Force Majeure: Both parties shall be excused from their performance hereunder so long as, and to the extent that, performance is prevented by reason of fire, storm, flood, war, rebellion, insurrection, riot, strike, labor disturbance, earthquake, failure of transportation or delivery facilities, acts, orders or regulations imposed by Federal, State, or other authorized governmental authority, or other causes beyond the reasonable control of either party, hereunder, whether similar or dissimilar to the foregoing (“Force Majeure Event”); provided, however, that in no event shall any Force Majeure Event operate to terminate this Agreement except as otherwise provided herein.
          In the event that Salt River Materials Group is prevented from supplying Ready Mix Inc. with sand and/or rock as a result of a Force Majeure Event, then Ready Mix Inc. may import sand and/or rock for so long as such Force Majeure Event shall continue in effect and until such time as Salt River Materials Group is able to resume supplying sand and/or rock. During such Force Majeure Event, the annual minimum volume of 300,000 tons used to calculate the Annual Minimum Payment for the relevant twelve month period pursuant to Subsection 8.D(i) will be reduced by an amount equal to the average tonnage of fine aggregate and #57 coarse aggregate that Ready Mix Inc. used for such period during the preceding Term of this Agreement and Salt River Materials Group shall not be liable for reimbursement of any costs for importation of materials as described in this Agreement.

          12. Interpretation: It is the mutual intention of the parties hereto that this Agreement shall be governed by the laws of the State of Arizona as to the execution, authentication, construction, the legal obligations arising hereunder, and as to what is to be deemed a performance, satisfaction or discharge thereof without regard to the principles of conflicts of law thereof.
          13. Utilities Generally: Ready Mix Inc. shall be responsible to obtain and pay for all utilities necessary for its operations at the Ready Mix Inc. site, including without limitation, power, communication, and sewage disposal. Access for any utility lines across the Salt River Materials Group Property shall be determined in accordance with Section 2.B(i). Salt River Materials Group shall have no obligation to furnish any utilities for Ready Mix Inc.’s operations at the Ready Mix Inc. site. Salt River Materials Group agrees to provide water to Ready Mix Inc. at the Ready Mix Inc. site. Ready Mix Inc. shall not be required to pay for water supplied at the site, excepting that, in the event well water from the site becomes unavailable for any reason and Salt River Materials Group is required to access municipal tap water, Salt River Materials Group may, at its sole option, elect to charge Ready Mix, Inc. a daily maintenance fee of up to one hundred dollars ($100.00) per day of use. Ready Mix Inc. shall reimburse Salt River Materials Group for all water maintenance fees related to the access of municipal tap water by Salt River Materials Group and used by Ready Mix Inc. for the operation of its plant within ten (10) days after receipt of statements from Salt River Materials Group evidencing the cost thereof.
          14. Indemnification: Ready Mix Inc. agrees to indemnify, defend and hold Salt River Materials Group harmless for, from and against any and all actions, claims, costs, losses, damages (including, without limitation, compensatory and punitive damages), fines, penalties, expenses, attorneys fees, litigation expenses or liabilities from any breach of this Agreement by Ready Mix Inc. and resulting from any accident, injury or damage to person or property or violation of law, ordinance or regulation occurring in, on or about the Ready Mix Inc. site during the Term of this Agreement or in connection with the Ready Mix Inc.’s operations on the Ready Mix Inc. site, including, without limitation, any claims relating to Ready Mix Inc.’s emissions, disposal, discharge, deposit, dumping, leaking, spilling, placing, or escape of any toxic or hazardous substance or waste, hazardous material, pollutant or contaminant (as those terms may be defined from time to time under federal, state or local laws) on, in, under or from the Salt River Materials Group Property or compliance with any applicable environmental law or regulation; provided, however, that this provision shall not be construed so as to have the effect of indemnifying or holding harmless Salt River Materials Group for, from and against any action, claims, costs, losses, damage (including without imitation compensatory and punitive damages), expenses, attorneys’ fees or liabilities which shall arise solely out of the acts or omissions of Salt River Materials Group. The expiration or termination of this Agreement shall not relieve Ready Mix Inc. from liability under any indemnity provision of this Agreement as to matters occurring or accruing during the Term of this Agreement or by reason of Ready Mix Inc.’s use or occupancy of the Ready Mix Inc. site.
          15. Insurance: Ready Mix Inc. shall maintain in effect insurance policies for the Ready Mix Inc. site and Ready Mix Inc.’s operation on the Ready Mix Inc. site or other portions of the Salt River Materials Group Property against such risks as are regularly insured by reasonable prudent business persons operating concrete batching plants in Arizona. Such insurance shall include, without limitation, (i) a policy or policies insuring against liability resulting from injury or death occurring to persons in, on or about the Ready Mix Inc. site, or otherwise related to Ready Mix Inc.’s business operations on the Ready Mix Inc. site, and from damage to property, the liability coverage under such insurance to be not less than $2,000,000 for any one person injured, $5,000,000 for any one accident and $2,000,000 for property damage, and (ii) comprehensive automobile liability coverage for vehicles used in the operation of the Ready Mix Inc. site, the liability on such insurance to be not less than $2,000,000 for any one person injured, $5,000,000 for any one accident and $500,000 for property damage. Salt River Materials Group shall be named as an additional insured under such policies. Insurance coverage to satisfy such requirements may be obtained through Primary and Umbrella Excess Liability policies. At Salt River Materials Group’s request, certificates of insurance shall be furnished to Salt River Materials Group evidencing such insurance coverage. These Certificates shall contain a provision that coverage afforded under the policy or policies will not be cancelled until at least thirty (30) days’ prior notice has been given to Salt River Materials Group. Insurance requirements hereunder are not a limitation of Ready Mix Inc.’s liability and obligation to indemnify Salt River Materials Group, but are simply additional security to Salt River Materials Group.
          16. Environmental Compliance:
               A. Ready Mix Inc. shall:
                    (i) maintain, at Ready Mix Inc.’s expense, the Ready Mix Inc. site in material compliance with all applicable Environmental Laws in connection with its operations and be responsible for making any notification or report concerning the Ready Mix Inc. site to any governmental authority required to be made by any applicable Environmental Law in connection with its operations;
                    (ii) obtain and maintain in full force and effect all governmental approvals required by any applicable Environmental Law for operations at the Ready Mix Inc. site;
                    (iii) expeditiously cure in accordance with legal requirements any violation of applicable Environmental Laws at the Ready Mix Inc. site;

                    (iv) not create or operate at the Ready Mix Inc. site any (a) landfill or dump or (b) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law;
                    (v) not manufacture, use, generate, transport, treat, store, release, dispose, or handle any Hazardous Materials at the Ready Mix Inc. site;
                    (vi) within thirty (30) days notify Salt River Materials Group in writing of, and provide any reasonably requested documents upon learning of, any of the following which arise in connection with the Ready Mix Inc. site:
(1)	any liability for response or corrective action, natural resource damage, or other harm pursuant to any Environmental Law;

(2)	any environmental claim;

(3)	any violation of an Environmental Law or release, threatened release, or disposal of a Hazardous Material;

(4)	any environmental, natural resource, health, or safety condition which could materially impair the condition of the Ready Mix Inc. site.
                    (vii) conduct expeditiously in accordance with any applicable Environmental Law any response action necessary to remove, remediate, clean up, or abate any material release, threatened release, or disposal of a Hazardous Material caused by Ready Mix Inc.;
                    (viii) allow Salt River Materials Group or its representatives from time to time at Salt River Materials Group’s reasonable discretion and expense to inspect the Ready Mix Inc. site and conduct an environmental assessment, and/or inspection of equipment (including invasive soil or groundwater sampling), including, without limitation, to facilitate any other sale or lease of the Ready Mix Inc. site, provided such inspections or assessments do not unreasonably interfere with Ready Mix Inc.’s operations and further provided that Ready Mix Inc. will be provided a copy of any report generated by such inspection or assessment upon Ready Mix Inc.’s request ;
                    (ix) promptly provide or otherwise make available to Salt River Materials Group any reasonably requested environmental records concerning the Ready Mix Inc. site which Ready Mix Inc. or its agents possess; and
                    (x) remove from the Ready Mix Inc. site at its expense by the termination date any Hazardous Materials and, if requested by Salt River Materials Group, any equipment to manufacture, generate, transport, treat, store, release, dispose, or handle any Hazardous Materials used by Ready Mix Inc. or in the course of Ready Mix Inc.’s business, including, without limitation, any underground storage tanks, so that the condition of the Ready Mix Inc. site shall be in compliance with all Environmental Laws.
               B. In addition to the indemnification provided in Section 14, Ready Mix Inc. shall indemnify, defend and hold Salt River Materials Group harmless for, from and against any and all losses, costs, liability, fees, expenses, damages and reasonable attorneys fees (including investigation and remediation costs, consulting fees and penalties or judgments) arising in any way from any of the following which occurred during Ready Mix Inc.’s occupation of the Ready Mix Inc. site:
                    (i) Ready Mix Inc.’s violation of any provision of this Section 16 or
                    (ii) events or conditions which relate to:
(1)	any release, threatened release, or disposal of any Hazardous Material at the Ready Mix Inc. site by Ready Mix Inc.;

(2)	the operation or violation of any Environmental Law at the Ready Mix Inc. site by Ready Mix Inc.; or

(3)	any environmental claim in connection with the Ready Mix Inc. site created by Ready Mix Inc.’s actions or failure to act where it had an obligation to act.
This indemnification and waiver shall be binding upon successors and assigns of Ready Mix Inc. and shall survive the expiration or termination of this Agreement.
               C. The term “Environmental Law(s)” shall mean any federal, state or local environmental statute, common law duty, regulation, or ordinance now in effect or that may be promulgated in the future, as such statutes, regulations and ordinances may be amended from time to time, that deal with the regulation or protection or pollution of the environment, including the ambient air, groundwater, surface water, and land use, including sub-strata land, and including but not limited to, the following: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3001 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Arizona Environmental Quality Act, A.R.S. § 49-101 et seq., including, but not limited to, the Water Quality Assurance Revolving Fund, A.R.S. § 49-281, et seq., Solid Waste Management Laws, A.R.S. § 49-701 et seq., Hazardous Waste Disposal Laws, A.R.S. § 49-901 et seq.; and the Arizona Emergency Planning and Community Right-to-Know Act, A.R.S. § 26-341 et seq. The term “Hazardous Material(s)” shall mean (i) hazardous materials, hazardous wastes, and hazardous substances as those or similar terms are defined under any Environmental Laws; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) asbestos and/or any material which contains any hydrated mineral silicate, including, but not limited to, chrysotile, amostie, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (v) PCBs or PCB-containing materials, or fluids; (vi) radon; (vii) any other hazardous or radioactive substance, material, contaminant, pollutant, or waste; and (viii) any substance with respect to which any federal, state or local Environmental Laws or governmental agency requires environmental investigation, monitoring, regulation or remediation. This definition of Hazardous Materials excludes cement and fly ash.
          17. Notices: Any notice to be given to the parties pursuant to the terms of this Agreement shall be given by U.S. Mail, certified mail, return receipt requested or by personal delivery, addressed as follows: if to Salt River Materials Group at 8800 E. Chaparral Rd., Suite 155, Scottsdale, AZ 85250 and if to Ready Mix Inc. at RMI Ready Mix, 4602 E. Thomas Rd., , Phoenix, AZ 85016. Notices shall be deemed given when deposited, if mailed by certified mail, otherwise when received.
          18. Independent Contractor Operation: Each party shall perform this Agreement as an independent contractor, and in no event shall either party be deemed to be or act as an agent or employee of the other. Ready Mix Inc. shall be solely and completely responsible for the operation and care of its plant and the Ready Mix Inc. site and Salt River Materials Group shall be solely and completely responsible for its operations and the remainder of the Salt River Materials Group Property. No joint venture or other such relationship is being created by this Agreement.
          19. Termination of Agreement by Default: If either party fails to perform or abide by any of the conditions or covenants of this Agreement, the other party may terminate this Agreement (and in the event of a default by Ready Mix Inc., Salt River Materials Group may terminate Ready Mix

Inc.’s right to possession of the Ready Mix Inc. site); provided that the non-defaulting party has first given the defaulting party written notice of any such default and thirty (30) days thereafter to cure the same, and the defaulting party has not perfected a cure in such 30-day period. The foregoing shall not limit any rights or remedies otherwise available at law or in equity to the non-defaulting party and the right of Salt River Materials Group to receive payment for any materials already purchased by Ready Mix Inc.
          20. Termination by Salt River Materials Group: In the event that the quantity or character of the raw material being utilized by Salt River Materials Group to produce the fine or coarse aggregate changes, and such change results in the exhaustion of available raw materials at the Salt River Material Group Property or provides that the total of all costs directly or indirectly related to the production of said fine and coarse aggregate at the Salt River Material Group Property (including a reasonable profit for Salt River Materials Group) exceeds the prices being paid by Ready Mix Inc. for said materials pursuant to this Agreement, Salt River Materials Group may, at its option, terminate this Agreement without further liability whatsoever to Ready Mix Inc. In the event of a termination of this Agreement pursuant to this Section 20, Ready Mix Inc. may, at its option, notify Salt River Materials Group in writing within thirty (30) days after receipt of notice of termination that it desires to enter into a ground lease to maintain its operations on the Ready Mix Inc. site at a monthly lease rate to be negotiated by the parties in good faith. The term of any such ground lease shall not extend beyond the then existing Term of this Agreement. If Ready Mix Inc. does not elect to enter into a ground lease, or if the parties are unable to negotiate a lease, the parties shall mutually agree to a time schedule during which Ready Mix Inc. shall be allowed to remain on the Ready Mix Inc. site before having to vacate; provided, however, that such time period shall not exceed twelve12 months after the notification by Salt River Materials Group to Ready Mix Inc. of its intent to terminate this Agreement pursuant to this Section 20. During such time period the provisions of this Agreement shall continue to apply except that the prices payable by Ready Mix Inc. for fine aggregate and course aggregates shall be adjusted by Salt River Materials Group to market competitive prices, not to exceed the lowest price charged by Salt River Materials Group within the preceding thirty (30) day period for similar quantities of such fine aggregate and course aggregates to any other ready mix customer for such customer’s use at a site in Maricopa County Arizona..
          21. Assignment:
               A. Ready Mix Inc. may not assign, transfer, pledge or hypothecate its rights under this Agreement (in whole or in part) without Salt River Materials Group’s prior written consent, which consent may be granted or withheld in Salt River Material Group’s sole and absolute discretion. All assignment of rights by Ready Mix Inc. are prohibited under this Section 21.A, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner. For purposes of this Section 21.A, (i) “merger” refers to any merger in which Ready Mix Inc. or its direct or indirect corporate parent participates, regardless of whether it is the surviving or disappearing corporation, and (ii) a change of control of Ready Mix Inc. shall constitute an assignment requiring Salt River Materials Group’s written consent. The transfer, on a cumulative basis, of twenty five percent (25%) or more of the voting control of Ready Mix Inc. or its direct or indirect corporate parent shall constitute a change of control for this purpose. Without limiting the generality of the forgoing, Ready Mix Inc. may not (i) sublet or lend the Ready Mix Inc. site or any part thereof to any party, or (ii) permit the Ready Mix Inc. site, or any part thereof, to be used by anyone other than Ready Mix Inc. and Ready Mix Inc.’s employees and agents performing activities authorized pursuant to the terms of this Agreement. Any purported assignment of rights in violation of this Section 21.A is void. If Ready Mix Inc.

assigns its rights under this Agreement without Salt River Material Group’s prior written consent, Salt River Materials Group is entitled to terminate this Agreement. If Salt River Materials Group terminates this Agreement, the termination is effective as of the assignment’s occurrence. Any termination is without prejudice to Salt River Materials Group’s claim for damages and Salt River Materials Group shall have the right to pursue any other remedy available to it.
          B. This Agreement and the rights and obligations of Salt River Materials Group under this Agreement may be assigned, in whole or in part, by Salt River Materials Group without the consent of Ready Mix Inc.
     22. Laws and Permits: Ready Mix Inc., at its sole cost and expense, shall comply with all laws, ordinances and regulations, now or hereafter in effect, relating to the possession, operation, or maintenance of its plant and the Ready Mix Inc. site, and shall obtain any licenses or permits necessary for the operation of its plant.
     23. Right of Inspection: Salt River Materials Group shall have the right at all reasonable times to enter upon the Ready Mix Inc. site, and shall be given free access thereto for the purpose of inspection and verification of compliance with this Agreement.
     24. Merger: This writing represents the entire Agreement between the parties. No other writings, verbal understandings or agreements of any nature exist between the parties concerning the subject matter of this Agreement.
     25. Changes: Any changes, modifications or addenda to this Agreement must be evidenced in writing and signed by all parties hereto before such shall be considered binding.
     26. Arbitration: The parties agree that any dispute arising out of this Agreement shall be resolved through arbitration before a single arbitrator, in accordance with the then current Rules of the American Arbitration Association or any successor organization (the “AAA”). The party desiring to initiate the arbitration process shall give written notice to that effect to the other party and shall, in such written notice, include a brief statement of its claims. Within ten (10) days of the notice of intent to arbitrate, the parties shall meet for the purpose of attempting to jointly select a single arbitrator to serve in the matter. If they are unable to agree on the designation of the arbitrator, either party may apply to the AAA for the appointment of a single arbitrator in accordance with the rules of the AAA then in effect. Any arbitrator selected by the parties or by the AAA to resolve a dispute arising out of this Agreement shall be a member of the State Bar of Arizona and shall have at least ten (10) years’ experience practicing business law and at least five (5) years’ experience practicing Indian law. The arbitration proceeding shall be held in Phoenix, Arizona, within 120 days of the appointment of the arbitrator, unless otherwise agreed to in writing by the parties, and the arbitrator shall render his or her decision within 30 days after the conclusion of the arbitration proceeding. The decision of the arbitrator shall be final and binding upon, and non-appealable by, the parties. The arbitrator shall have the power to award reasonable attorneys’ fees and costs, and to grant any relief that a judge sitting in the United States District Court for the District of Arizona could lawfully grant. The arbitrator shall provide the parties with a reasonable opportunity for discovery equivalent to that provided under Rules of Discovery set forth in the Arizona Rules of Civil Procedure (Rules 26 through 37); provided, however, that the period for discovery shall not exceed ninety (90) days. The costs of arbitration and the fee shall be split equally between the parties, but the prevailing party shall be entitled to all costs incurred in connection with the arbitration proceeding, including the fees of the arbitrator, its reasonable attorneys’ fees, expert witness fees, and other costs as determined by the arbitrator. Each party to this Agreement hereby expressly waives any right to a jury trial with respect to any matter subject to arbitration hereunder. The parties intend that the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq., shall apply to this Agreement, together with the AAA rules, except that the arbitrator shall have no power to depart from or change any of provisions of this Agreement or the modified AAA Rules, and except that the arbitrator’s power, jurisdiction, decisions and award allowed under the AAA rules are limited by the jurisdiction and choice of law provisions herein.
     The arbitration shall be stayed, in the event that a claim is made that all or a portion of any dispute is the responsibility, in whole or in part, of a person or entity other than Salt River Materials Group or Ready Mix Inc. pending the determination, in a separate proceeding, of the responsibility and liability of such person or entity.
The obligation to arbitrate or to enforce the arbitration award shall be brought in the United States District Court for the District of Arizona.
     Except as expressly provided in this Section 26, nothing in this Agreement, or in any related agreement, exhibit, document, or undertaking, shall be construed as modifying, diminishing, impairing, waiving or otherwise adversely affecting the sovereign immunity of the Salt River Pima-Maricopa Indian Community, or any of its entities, enterprises, affiliates or subdivisions. Further, unless otherwise specified herein, nothing in this Agreement, or in any related agreement, exhibit, document or undertaking, shall be construed as a waiver of such sovereign immunity, as a waiver of the jurisdiction exercised by the courts of the Salt River Pima-Maricopa Indian Community or as a consent to the jurisdiction of any state or municipal court. The maximum aggregate liability of Salt River Materials Group hereunder shall always remain limited specifically to the assets of Salt River Materials Group, and such aggregate liability and/or exposure shall never include or obligate any real property, personal property or accounts or any other assets of the Salt River Pima-Maricopa Indian Community itself, or of any

  Community department, authority, enterprise, subdivision or entity other than Salt River Materials Group.
     27. Warranty of Title: Salt River Materials Group represents and warrants that (i) it is presently the owner of the Salt River Materials Group Property, and (ii) it has the authority to enter into this Agreement and perform its obligations hereunder and to grant to Ready Mix Inc. all rights granted hereby.
     28. Binding Effect: This Agreement shall inure to the benefit of and be binding on the parties hereto, their permitted successors and assigns.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in duplicate as of the date first hereinabove written.

SALT RIVER MATERIALS GROUP, an enterprise of the Salt River Pima-Maricopa Indian Community

	/s/	Pete Kuehner

Attest	By:	Pete Kuehner
	Its:	Sr. Vice President & COO

READY MIX INC., a Nevada corporation

	/s/	Robert A. DeRuiter

Attest	By:	Robert A. DeRuiter
	Its:	Vice President

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